Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2022 with respect to the consolidated financial statements of Core Scientific Holding Co. included in the Registration Statement (Form S-1) in Amendment No. 2 and related Prospectus of Core Scientific, Inc. for the registration of up to 230,923,357 shares of its common stock, up to 14,891,667 shares of its common stock issuable upon exercise of warrants, and up to 9,466,973 warrants to purchase common stock.

/s/ Ernst & Young LLP

Seattle, Washington

May 4, 2022